Exhibit 4.10

सत्यमेव जयते

INDIA NON JUDICIAL

Government of Karnataka

e-Stamp

Certificate No.	:	IN-KA59887526869615N
Certificate Issued Date	:	24-Nov-2015 01:21 PM
Account Reference	:	SHCIL (FI)/ ka-shcil/ JC ROAD/ KA-BA
Unique Doc. Reference	:	SUBIN-KAKA-SHCIL68417131710887N
Purchased by	:	AAYAS TRADE SERVICES PVT LTD
Description of Document	:	Article 5 Agreement relating to Sale of Immoveable property
Description	:	SHARE PURCHASE AGREEMENT
Consideration Price (Rs.)	:	321,00,00,000 (Three Hundred Twenty One Crore only)
First Party	:	AAYAS TRADE SERVICES PVT LTD
Second Party	:	MANTRI DEVELOPERS PVT LTD
Stamp Duty Paid By	:	AAYAS TRADE SERVICES PVT LTD
Stamp Duty Amount(Rs.)	:	300 (Three Hundred only)

Authorised Signatory
for Stock Holding Corporation of India Ltd.

---Please write or type below this line---

MANTRI DEVELOPERS PVT. LTD.

Aayas Trade Services P Ltd

India Real Estate Holdings Limited

MINERVA INFRATECH PVT. LTD.

For Koyenco Limited

Authorised Signatory

Statutory Alert:

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2. The onus of checking the legitimacy is on the users of the certificate.
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SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT ("Agreement") is entered into on this 2nd day of December, 2015 at Bangalore by and amongst:

AAYAS TRADE SERVICES PRIVATE LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at New No. 45 (Old No. 76), 2nd Floor, 2nd Main Road, 41st Cross, Jayanagar 8th Block. Bangalore — 560 070 (hereinafter referred to as the "Company" which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the FIRST PART;

AND

ELBIT PLAZA INDIA REAL ESTATE HOLDINGS LIMITED, a company incorporated under the laws of Cyprus and having its registered office at 7 Florinis Street, Greg Tower, PC 1065 Nicosia — Cyprus (hereinafter referred to as the "Promoter" which expression shall unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the SECOND PART;

AND

KOYENCO LIMITED, a company incorporated under the laws of Cyprus and having its registered office at 7 Florinis Street, Greg Tower, PC 1065 Nicosia — Cyprus (hereinafter referred to as the "Other Shareholder" which expression shall unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the THIRD PART;

AND

MINERVA INFRATECH PRIVATE LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at 41, Vittal Mallya Road, Bangalore 560 011 (hereinafter referred to as the "Purchaser", which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the FOURTH PART

AND

MANTRI DEVELOPERS PRIVATE LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at 41, Vittal Mallya Road, Bangalore 560 011 (hereinafter referred to as "MDPL", which expression shall, unless repugnant to the context or meaning thereof, be deemed mean and include its successors and permitted assigns) of the FIFTH PART.

Each of the above mentioned Persons shall be individually referred to as a "Party" and collectively as "Parties".

WHEREAS:

A.	The Company engaged in the business of developing the Property.

B.	The Purchaser is engaged in the business of construction and development of real estate.

C.	As at the date of this Agreement, the issued, subscribed and paid-up equity share capital of the Company is Rs. 1,01,00,000 (Rupees One Crore One Lakh) divided into 10,10,000 (Ten Lakhs Ten Thousand) Equity Shares of Rs. 10 (Rupees Ten each).

D.	The Promoter and the Other Shareholder are the legal and beneficial owners of 10,10,000 (Ten Lakhs Ten Thousand) Equity Shares representing 100% per cent of the issued, subscribed and paid-up equity share capital of the Company. The Promoter holds 54,17,68,780 (Fifty Four Crores Seventeen Lakhs Sixty Eight Thousand Seven Hundred Eighty) CCDs of Rs. 10 (Rupees Ten) each in the Company. The aforesaid Equity Shares, CCDs and any Securities issued to the Promoter prior to the Closing Date are hereinafter collectively referred to as "Sale Securities". MDPL holds 10,10,000 (Ten Lakhs Ten Thousand) optionally convertible debentures of Rs. 10 (Rupees Ten) each in the Company.

E.	The Promoter and the Other Shareholder desire to sell the Sale Securities, and the Purchaser has agreed to purchase the Sale Securities. The Parties wish to record in this Agreement the terms and conditions of the sale and purchase of the Sale Securities.

NOW THEREFORE, IN CONSIDERATION OF THE PREMISES, REPRESENTATIONS AND WARRANTIES AND COVENANTS HEREIN SET FORTH, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1.	"Act" shall mean the Companies Act, 1956 (as amended and superseded by the Companies Act, 2013), as notified, amended or re-enacted from time to time;

12.	"Additional Documents" shall mean title documents relating to a parcel of land admeasuring approximately 17 acres, which title documents arc more particularly described in Schedule 7;

1.3.	"Additional Mortgage Deed" shall mean a deed of mortgage to be executed by B. N. Adarsh and MDPL in favour of the Company, in respect of the Additional Mortgaged Property;

1.4.	"Additional Mortgaged Property" shall mean a parcel of non-agricultural land admeasuring approximately 4 acres 10.5 guntas, situated at Ramagondanahalli and Ammani Bellandur Kane Villages, Varthur Hobli, Bangalore, set out in more detail in Part B to Schedule 6;

1.5.	"Additional Mortgaged Property Documents" shall mean the title documents relating to the Additional Mortgaged Property, which title documents are more particularly described in Schedule 8;

1.6.	"Affiliate" of a Party means a PerSon which directly or indirectly Controls or, is controlled by, or is under common Control with such Party. In the case of an individual, Affiliate shall include a Relative of such individual;

1.7.	"Articles" shall mean the Articles of Association of the Company;

1.8.	"Board" shall mean the Board of Directors of the Company;

1.9.	"CCDs" shall mean compulsorily convertible debentures of the Company of face value of Rs. 10 (Rupees Ten) each;

1.10.	"Control" or "Controlled" with respect to any Person shall mean the beneficial ownership directly or indirectly of more than fifty (50%) per cent of the voting securities of such Person or control over the majority of the composition of the board of directors or the power to direct the management or policies of such Person by contract or otherwise;

1.11.	"Closing" shall mean the transfer of the Sale Securities by the Promoter and the Other Shareholder in favour of the Purchaser and its nominee and the payment of the Purchase Price to the Promoter, all in accordance with Clause 4;

1.12.	"Closing Date" shall mean the date upon which the Closing take place;

1.13.	"Encumbrance" shall mean any mortgage, pledge, equitable interest, prior assignment, hypothecation, right of other Persons, claim, security interest, beneficial interest, title retention agreement, voting trust agreement, interest, option, lien, charge, commitment, restriction or limitation of any nature whatsoever, including restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership;

1.14.	"Equity Shares" shall mean equity shares of Rs. 10 (Rupees Ten) each in the Company;

1.15.	"Escrow Agent" shall mean Dua Associates, Bangalore;

1.16.	"Escrow Agreement" shall mean the escrow agreement of even date, executed by and between the Parties and the Escrow Agent;

1.17.	"Existing Agreements" shall mean: (a) Amended and Restated Share Holders Agreement dated March 13, 2008 amongst the Company, Mantri Developers Private Limited and the Promoter and any other agreement executed thereunder; (b) Amended and Restated Share Subscription and Framework Agreement dated March 13, 2008 amongst the Company, Mantri Developers Private Limited and the Promoter and any other agreement executed thereunder; (c) the Framework Agreement dated July 22, 2010 amongst the Mantri Developers Private Limited, Minerva Infra Tech Private Limited, the Promoter and the Company and any other agreement executed thereunder; and (d) all other agreements and contracts executed amongst the Promoter, the Company and Mantri Developers Private Limited in relation to the Promoter’s investment into the Company;

1.18.	"JDA" shall mean the joint development agreement dated March 26, 2008 executed amongst the Company, MDPL and Walden Properties Private Limited, in respect of the Property, and shall include the accompanying power of attorney;

1.19.	"Long Stop Date" shall mean (a) September 30, 2016, where the Title Perfection Event has occurred on or betbre January 31, 2016, or (b) January 31, 2016, where the Title Perfection Event has not occurred on or before January 31, 2016;

1.20.	"Losses" shall mean any and all losses, liabilities, obligations, claims, demands, actions, suits, judgments, awards, fines, penalties, taxes, fees, settlements and proceedings, costs, expenses, royalties, deficiencies, damages (whether or not resulting from third party claims), charges, costs (including costs of investigation, remediation or other response actions), interests, out-of-pocket expenses, reasonable attorneys' and accountants' fees and disbursements;

1.21.	"Mortgaged Property" shall mean Mortgaged Property 1 and Mortgaged Property 2, collectively;

1.22.	"Mortgage Deed 1" shall mean the registered deed of mortgage of even date executed, inter alia, by B. N. Adarsh and MDPL in favour of the Company, in respect of the Mortgaged Property 1;

1.23.	"Mortgaged Property 1" shall mean a parcel of non-agricultural land admeasuring approximately 3 acres 39.5 guntas, situated at Ramagondanahalli and Ammani Bellandur Kane Villages, Varthur Hobli, Bangalore, set out in more detail in Part A to Schedule 6;

1.24.	"Mortgage Deed 2" shall mean the registered deed of mortgage of even date executed, inter alia, by Kirthana Developers LLP and MDPL in favour of the Company, in respect of the Mortgaged Property 2;

1.25.	"Mortgaged Property 2" shall mean a parcel of non-agricultural land admeasuring approximately 31 guntas, situated at Varthur Village, Varthur Hobli, Bangalore, set out in more detail in Part C to Schedule 6;

1.26.	"PDC" shall mean a post-dated cheque bearing number 854522 dated January 31, 2016, drawn on Punjab National Bank, Commercial Street Branch, for an amount of Rs. 25,00,00,000 (Rupees Twenty-Five Crores) issued by MDPL in favour of the Company, towards part refund of the refundable deposit paid by the Company to MDPL, to be placed in escrow and to be released in accordance with the terms of the Escrow Agreement;;

1.27.	"Person" shall mean an individual or a partnership, company, trust., association or other entity;

1.28	"Property" shall mean the total area of land admeasuring approximately 54 (fifty four) acres, set out in more detail in Schedule 1;

1.29.	“Purchaser Directors” shall have the meaning given to it in Clause 4.3.8(c);

1.30.	"Purchase Price" shall mean the purchase price payable by the Purchaser to the Promoter and the Other Shareholder for purchase of Sale Securities as set forth in Clause 3.1;

1.31.	"RoC" shall mean Registrar of Companies;

1.32.	"Relative" shall have the meaning given to it in the Act;

1.33.	"Representations and Warranties" shall mean the representation and warranties contained in Clause 7.1, Clause 7.2, Clause 7.4 and Schedule 2;

1.34.	"Sale Securities" shall have the meaning given to it in Recital D;

1.35.	"Title Perfection Event" shall mean either of (a) perfection of the Company's title to the Additional Mortgaged Property on or before January 31, 2016 by registration of the duly stamped and executed Additional Mortgage Deed and deposit of the Additional Mortgaged Property Documents with the Escrow Agent, or (b) an unconditional bank guarantee from a nationalised or a private bank for an amount of Rs. 25,00,00,000 (Rupees Twenty Five Crores) (issued by MDPL and or its Affiliates in favour of the Company and valid till October 05, 2016) being deposited with the Escrow Agent on or before January 31, 2016; and

1.36.	"Valuer" shall mean an independent chartered accountant appointed by the Purchaser or the Promoter; and

1.37.	"Varthur Property" shall mean a parcel of non-agricultural land admeasuring approximately 4 acres 4.5 guntas, situated at Varthur Village, Varthur Hobli, Bangalore, set out in more detail in Schedule 9.

2.	SALE AND PURCHASE OF SALE SECURITIES

2.1.	Subject to the terms and conditions contained herein, the Promoter and the Other Shareholder shall (as legal and beneficial owner of the Sale Securities) on the Closing Date, sell, transfer and convey to the Purchaser and its nominee all of their rights, title and interests in and to the Sale Securities, free from all Encumbrances. The Purchaser and its nominee shall, relying on the Representations and Warranties provided by the Promoter in this Agreement, purchase the Sale Securities at the Purchase Price, on the Closing Date.

2.2.	As on the date of this Agreement, the Parties have obtained a certificate from the Valuer, stating that the fair market value of the Sale Securities is higher than the Purchase Price.

3.	PURCHASE PRICE

3.1.	The Purchaser shall, and MDPL shall cause the Purchaser and its nominee to, pay to the Promoter and the Other Shareholder, for the sale and purchase of the Sale Securities, an aggregate purchase price of Rs. 321,00,00,000 (Rupees Three Hundred and Twenty-One Crores only), subject to any reduction to be strictly made to the extent of any amounts paid by the Company to the Promoter under Clause 4.3.3 ("Purchase Price"). The Purchaser acknowledges that the Sale Securities are being offered at the Purchase Price on the understanding that the Purchaser will complete the purchase of the Sale Securities on or before the Long Stop Date, irrespective of whether the adjustments contemplated under Clause 4.3.3 are made. Where any approvals are required for the Purchaser to achieve Closing, the same will be obtained on or before the Long Stop Date at the cost of the Purchaser or MDPL.

3.2.	The amount and description of the Sale Securities to be transferred by the Promoter and the Other Shareholder to the Purchaser and its nominee on the Closing Date is set out in Schedule 3.

4.	CLOSING

4.1.	Closing shall occur within 7 (seven) days of receipt by the Promoter of a written notification from the Purchaser regarding the proposed date of remittance of Purchase Price, and in any event on or before the Long Stop Date. The Purchaser shall obtain an in-principle confirmation from its designated authorised dealer prior to Closing, acknowledging that Closing can be achieved in the manner set out in Clause 4.3, prior to the issue of the notice mentioned in this Clause 4.1.

4.2.	The Closing shall take place at Bangalore.

4.3.	On the Closing Date, the Parties shall complete the below mentioned activities. The actions to take place under this Clause 4.3 are interdependent and must take place, as nearly as possible, simultaneously.

4.3.1.	Deposit and Trade Payables

The Purchaser shall at its option make a deposit of Rs. 6,49,18,033 (Six Crores Forty-Nine Lakhs Eighteen Thousand Thirty Three) and such other amounts existing as trade payables in the books of the Company as on the Closing Date in to the designated bank account of the Company towards payment of outstanding interest on CCDs and trade payables in accordance with Clause 4.3.3.

4.3.2.	Payment of Purchase Price

The Purchaser shall pay the Purchase Price, through its authorized dealer to the designated bank accounts of the Promoter and the Other Shareholder. The bank accounts details of the Promoter are set forth in Schedule 4 to this Agreement. The Promoter shall provide the bank account details of the Other Shareholder prior to the issue of the notice contemplated in Clause 4.1. A copy of the SWIFT instructions issued by the Purchaser's authorized dealer shall be provided to the Promoter.

4.3.3.	Payment of Outstanding Interest on CCDs and Trade Payables

In the event the Purchaser makes a deposit as outlined in Clause 4.3.1 above, the Company shall pay (i) outstanding interest of an amount equal to Rs. 6,49,18,033 (Six Crores Forty-Nine Lakhs Eighteen Thousand Thirty-Three) to the designated bank account of the Promoter, and (ii) the trade payables outstanding on the Closing Date to the respective creditors of the Company. The Company acknowledges that it has already withheld and deposited the appropriate taxes in relation to the payment of the outstanding interest. and the Company undertakes that it will transfer the entire amount of interest set out above to the Promoter's bank account without withholding any further amounts. If the Purchaser or its Affiliates pay the Purchase Price in full to the Promoter and the Other Shareholder directly, the Promoter, the Other Shareholders and their Affiliates will he deemed to have released the Purchaser, MDPI, and their Affiliates from all claims, actions and liabilities relating to payment of the amounts referred to in this Clause 4.3.3 (outstanding interest on CCDs and trade payables).

4.3.4.	Delivery of documents including resolutions of the Board and shareholders

The Promoter, the Other Shareholder and/or the Company, as applicable, shall deliver the following documents to the Purchaser at Closing:

a)	A fresh certificate from the Valuer, dated not more than 7 (seven) days prior to the Closing Date, valuing the Sale Securities of the Company as per any internationally accepted pricing methodology for valuation of shares on an arm's length basis, and stating that the value of the Sale Securities is higher than the Purchase Price, in accordance with applicable foreign exchange rules;

b)	Certified true copies of the resolutions passed by the Boards of the Promoter, the Other Shareholder and the Company approving the execution of this Agreement and the other transaction documents and the transfer of the Sale Securities to the Purchaser, and;

c)	Letters of resignation from Oren Kolton, Roy Linden, Yitshak Elias, Sharath Gowda and Sathish Kumar or such other individuals who are directors of the Company on the Closing Date, each resigning from the directorship of the Company effective from the Closing Date.

The Purchaser and MDPL shall deliver certified true copies of the resolutions passed by their respective board of directors approving the execution of this Agreement and the other transaction documents and the transfer of the Sale Securities to the Purchaser.

4.3.5.	Release of title deeds to the Property

a)	If Closing occurs prior to December 31, 2015, the Promoter shall provide a letter addressed to Cyril Amarchand Mangaldas to immediately release all documents, including original title documents, relating to the Property to MDPL, irrespective of whether the same is required pursuant to the custody agreement dated September 12, 2008 executed by the Company, MDPL and Amarchand & Mangaldas & Suresh A. Shroff & Co (whose successor firm is Cyril Amarchand Mangaldas).

b)	If Closing occurs on or after December 31, 2015, but in any event before the Long Stop Date, the Promoter shall cause the Company to hand over the original title documents received from Cyril Amarchand Mangaldas to MDPL.

4.3.6	Original share certificate representing Sale Securities and transfer forms

The Promoter and the Other Shareholder shall cause the delivery of the original certificates representing the Sale Securities to the Purchaser and the nominee of the Purchaser in the manner contemplated in the Escrow Agreement.

The Purchaser shall cause the delivery of the duly stamped original share transfer forms in the manner contemplated in the Escrow Agreement, and the Promoter and the Other Shareholder shall execute such share transfer forms in favour of the Purchaser and its nominee.

4.3.7.	Form FC-TRS

a)	The Promoter shall provide the Purchaser with Form FC-TRS duly signed by the Promoter and Other Shareholder along with all relevant annexure and documents to he attached thereto, in the manner contemplated in the Escrow Agreement, including but not limited to the following:

i)	Consent letters duly signed by the Promoter and Other Shareholder;

ii)	Certificate from the Valuer indicating fair value of the Sale Securities of the Company;

iii)	Certificate from the Valuer stating the computation of capital loss in relation to the Purchase Price; and

iv)	Any other document that the authorised dealer may request.

b)	The Purchaser and its nominee shall provide to the Promoter, in the manner contemplated in the Escrow Agreement, the following documents required in relation to the form FC-TRS: (i) an undertaking regarding their eligibility to purchase the Sale Securities; (ii) consent letters duly signed by the Purchaser and its nominee, and (iii) Form 15CA and Form 15CB.

c)	Following the receipt of the documents set forth above and the payment of the Purchase Price, on the Closing Date, the Purchaser shall submit the duly filled Form FC-TRS along with all relevant documents and annexure to be attached thereto to the authorised dealer category—I bank remitting the Purchase Price, on behalf of the Purchaser and its nominee, and obtain an endorsement from the authorised dealer category-I bank stating that the payment of the Purchase Price, has been made in accordance with the applicable laws. A copy of the endorsed Form FC-TRS bearing the acknowledgement of the authorised dealer Category-I bank will be provided to the Promoter,

4.3.8.	Upon the earlier of:

(i)	receipt of a confirmation from the Promoter that the Purchase Price has been received by the Promoter in its bank account, or

(ii)	the expiry of a period of 48 (forty-eight) hours after the Purchase Price is remitted by the Purchaser, and receipt (by the Company from the Purchaser) of a copy of the Form MT-I03, a copy of the Form MT-999 and a confirmation from the Purchaser’s Bank that the Purchase Price has been debited from the Purchaser’s account, the Promoter shall cause a meeting of the Board of the Company to be called (provided that the endorsed Form FC-TRS has been received from the Purchaser's authorized dealer) at which the following business will be conducted and necessary actions will be taken:

a)	Approve the registration of transfer of Sale Securities to the Purchaser;

b)	Resolve to make the necessary entries in the Register of Members and Register of Debentures to enter the names of the Purchaser and/or their nominees as the registered owners of the Sale Securities;

c)	two (2) nominees of the Purchaser ("Purchaser Directors") shall be appointed on the Board in accordance with this Ageement and the Definitive Documents. The name of the Purchaser Directors will be entered in the Register of Directors.

d)	Accept the resignation of Oren Kolton, Roy Linden, Yitshak Elias, Sharath Gowda and Satish Kumar or such other individuals who are directors of the Company on the Closing Date, from the Board.

e)	Approve shifting of the registered office of the Company to 41, Vittal Mallya Road, Bangalore.

4.3.9.	The Purchaser Directors shall cause the Board to pass necessary resolutions authorizing any Purchaser Director(s) or the company secretary to make all necessary filings, including but not limited to filings with the RoC, as may be required to give effect to the transactions contemplated herein. The Purchaser will provide the Promoter with copies of the signed forms filed with the RoC along with payment challans in relation to such filings

4.3.10.	The Company shall and the Promoter shall procure that the Company or the Escrow Agent, as the case may be, delivers to the Purchaser the original statutory registers and certified true copies of the following documents:

a)	e-Form D1R-11 of the Companies (Appointment & Qualification) Rules, 2014 along with copy of Challan in respect of resignation of Oren Kolton, Roy Linden, Yitshak Elias, Sharath Gowda and Satish Kumar or such other individuals who are directors of the Company on the Closing Date from the Board; and

c)	Adequately signed, stamped original certificates representing the Sale Securities with the name of the Purchaser endorsed therein.

4.4	The Parties agree that all the actions detailed in Clauses 4.3.1 to 4.3.10 will have to be completed to achieve Closing.

5.	ADDITIONAL UNDERSTANDING

5.1.	The Parties agree that if the Closing has not been achieved on or before December 31, 2015, all documents, including the title deeds, in relation to the Property will be released to the Company on January 01, 2016 by Cyril Amarchand Mangaldas, pursuant to the custody agreement dated September 12, 2008 executed by the Company, MDPL and Amarchand & Mangaldas & Suresh A. Shroff & Co. The Purchaser and MDPL agree and undertake that they will not obstruct the release of such documents by Cyril Amarchand Mangaldas to the Company, including by seeking any injunction against such release.

5.2.	MDPL agrees and acknowledges that the PDC have been provided by MDPL to the Company towards part refund of the refundable deposit paid by the Company to MDPL.

5.3.	The Parties agree that if the Title Perfection Event has not occurred on or before January 31, 2016, the Company shall be entitled to deposit the PDC in its bank account, towards refund of a part of the refundable deposit paid by the Company to MDPL. The Escrow Agent will release the Title Deeds to the Varthur Property to MDPL, upon the earlier of (a) a confirmation being received from the Company that the PDC has been deposited by the Company and the monies have been received in the Company's bank account, and (b) the lapse of a period of 72 (seventy two) hours from the release of the PDC, provided that at the end of such 72 (seventy two) hours, MDPL has provided a copy of its bank statement, certified by its director and the bank, to the Escrow Agent, showing that an amount of Rs. 25,00,00,000 (Rupees Twenty Five Crorcs) has been debited from its bank account in favour of the Company.

5.4.	The Promoter and the Company agree and undertake that they will not create any third party rights, including by way of sale or mortgage, in relation to the Property till the Long Stop Date.

5.5.	The Parties further agree that if the Closing has not been achieved on or before the Long Stop Date:

(a)	the Company shall enforce its rights under the Mortgage Deed 1, the Mortgage Deed 2 and the Additional Mortgage Deed (if applicable) and no Party will have any claim against any other Party with respect to such enforcement,

(b)	MDPL shall do all such acts as may be necessary to ensure that the Company enjoys its right, title and interest in the Property, the Mortgaged Property and the Additional Mortgaged Property (if applicable), free from all Encumbrances, by executing requisite documents, and stamping and registering the same, at no additional cost or liability to Aayas other than the cost of stamp duty and registration fees;

(c)	the Company shall redeem the 10,10,000 (Ten Lakh Ten Thousand) optionally convertible debentures issued by the Company to MDPL;

(d)	the Company shall be deemed to have refunded the debenture application monies of Rs. 1,50,00,000 (Rupees One Crores Fifty Lakhs) paid to the Company by MDPL (along with any statutory interest payable thereon pursuant to the Act); and

(e)	the Company shall enforce the unconditional bank guarantee provided by MDPL and/or its Affiliates pursuant to the Title Perfection Event, if applicable.

The obligation of the Company to pay the amounts pursuant to Sub-Clause 5.5(c) and Sub-Clause 5.5(d), and the amounts received by the Company pursuant to Sub-Clause 5.5(e), shall be set off against the refundable deposit received by MDPL from the Company.

The actions set out in Sub-Clause 5.5(a), Sub-Clause 5.5(b), Sub-Clause 5.5(c), Sub-Clause 5.5(d) and Sub Clause 5.5(e) are collectively referred to as “Separation”. The Parties agree that the requisite documents for Separation shall include specifically a sale deed for the sale of MDPL's 10% (ten percent) undivided interest in the Property (including the MDPL-s rights to receive the built up area in accordance with the JDA) in favour of the Company, to be stamped and registered at the cost of the Company. Where MDPL's 10% (ten percent) undivided interest in the Property (including MDPI:s rights to receive the built up area in accordance with the JDA) is not conveyed in the manner contemplated above, time being of the essence, MDPL will be in default of this Agreement and the Company and the Promoter shall be entitled to enforce their rights against MDPL in the manner contemplated under this Agreement.

5.6.	MDPL hereby waives any and all claims, right, title or interest that it (or its Affiliates, including the Purchaser) may have in relation to the Property, the Mortgaged Property and/or the Additional Mortgaged Property (if applicable), upon the completion of the Separation and shall ensure that the Promoter and the Company can develop and sell the Property, the Mortgaged Property and the Additional Mortgaged Property without any interference by MDPL or anyone claiming under MDPL or without being required to provide any share in the development to MDPL. Upon the completion of Separation in the manner contemplated above, none of the Parties shall have any claims against any of the other Parties in respect of any rights or obligations arising under the Existing Agreements. Further, MDPL hereby waives any and all claims it may have against the Company and the Promoter in relation to the amounts referred to in Sub-Clause 5.5(c) and Sub-Clause 5.5(d) above.

5.7.	The Parties agree that where the Separation does not take place in full within 30 (thirty) days from the Long Stop Date, the Parties shall be entitled to exercise any remedy available to them under applicable law and/or contract, including enforcement of their rights under the Existing Agreements. The Company and the Promoter will also have the option to seek Separation in the manner set out in Clause 5.5 above, by obtaining a sale deed for the sale of MDPL's 10% (ten percent) undivided interest in the Property (along with MDPL's rights to receive the built up area in accordance with the JDA) in favour of the Company. The Company and the Promoter agree that where they seek an enforcement of their rights against MDPL and/or the Purchaser, under this Agreement, their claims against MDPL and/or the Purchaser shall be either (a) an amount equal the Purchase Price, along with interest thereon at the rate of 11% (eleven percent) per annum compounded annually calculated from the Long Stop Date till the date of actual and full payment of all amounts under this Agreement including any attorney's cost incurred by the Company and the Promoter in enforcing their rights under this Agreement, or (b) the Company enjoying all rights, title and peaceful possession of (i) the Property (along with MDPL's 10% (ten percent) undivided interest in the Property (including MDPL's rights to receive the built up area in accordance with the JDA) being transferred in favour of the Company), (ii) the Mortgaged Property and (iii) the Additional Mortgaged Property, or an amount equal to PDC, as applicable.

5.8.	Upon the earlier of (a) the Closing Date, (b) the completion of Separation in the manner contemplated in Clause 5.5 above, or (c) the enforcement of the Promoter's rights in the manner contemplated in Clause 5.7 above, the Promoter shall:

(1) issue a letter addressed to Tatva Legal directing the immediate release of the Additional Documents, held by Tatva Legal pursuant to the letter dated January 12, 2010 issued jointly by Elbit India Real Estate Private Limited and MDPL, and the letter dated January 7, 2011 issued by Tatva Legal, to MDPL; and

(2) hand over or cause the handover of the Title Deeds to the Varthur Property to MDPL, if not released pursuant to Clause 5.3.

6.	PURCHASER'S CONSENT RIGHTS

The Parties agree that, from the date of execution of this Agreement until the earlier of the Closing Date and the Long Stop Date, the Company shall not, and the Promoter shall ensure that the Company does not, take any of the following actions without the prior written consent of the Purchaser:

a)	any act of commission or omission which would have a material adverse effect on the Company or its business;

b)	issue, acquisition, conveyance, redemption, split, reclassification, combining or conversion of any Securities or raising or lowering of the share capital of the Company to any party other than the Promoter;

c)	Dispose or agree to dispose of (whether by way of sale, lease, license, transfer or otherwise) or create or extend or agree to create or extend any Encumbrance on any of its assets;

d)	distribution of any profits (including but not limited to dividends) or other assets;

e)	lending of money, to or investing or making capital contributions in any third party;

f)	incur and pay any operating expenses in cumulative excess of Rs. 5,00,000 (Rupees Five Lakhs) in any month;

g)	incur any capital expenditure;

h)	waiving, discharging, settling or transferring of any claim or right of a material value, or initiating any litigation or other proceeding;

i)	amendment of the memorandum of association or the Articles of the Company;

j)	change in the accounting principles;

k)	change in the business of the Company;

l)	authorization for the voluntary or involuntary liquidation, dissolution or winding up of the Company;

m)	modification or termination of any material contract to which the Company is a Party;

n)	entering into any new borrowing arrangements;

o)	initiate, enter into, or terminate or making changes in any contracts or transactions or incur any material liabilities, without the prior written approval of the Purchaser or altering any contracts entered into with clients or third parties;

p)	Any transfer (including creating any Encumbrance) of the Promoter's or Other Shareholders shareholding in the Company;

q)	Enter into any arrangements, contracts or agreements with Related Parties;

r)	Give or enter into any guarantee or security unless the same is required to be given to a statutory authority under applicable law;

s)	to delegate any authority or powers of the Board to any individual or committee;

t)	create or repay any liabilities; and

u)	any commitment or agreement to do any of the foregoing.

7.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE PROMOTER, THE PURCHASER AND MDPL

7.1.	The Company and the Promoter, jointly and severally, represent and warrant to MDPL and the Purchaser that:

a)	Since the date of incorporation of the Company, the Company:

i)	except for development activity under the JDA, has not engaged in any business activity;

ii)	has not incurred any secured debt;

iii)	has duly filed with all appropriate governmental entities, all returns, information required to be filed by the Company;

b)	There are no security interests, charges, liens or other Encumbrance (excluding litigation) created on the Company's rights in the JDA or the Property. The JDA is valid and subsisting and MDPL has absolute rights to 10% undivided interest under the JDA;

c)	As of the date of this Agreement, the Company has not engaged any person as an employee or independent contractor, except Minerva Infratech Private Limited;

d)	The audited accounts of the Company for the period ending March 31, 2015 annexed to this Agreement as Schedule 2 are true and correct, and present fairly the financial condition and results of operations of the Company as of the dates and for the periods indicated therein.

e)	The Company has no liabilities, except for those reflected in or shown in the audited accounts for the period ending March 31, 2015

f)	As on the date of this Agreement, the outstanding interest accrued but not due on the CCDs is Rs. 6,49,18,033 (Six Crores Forty-Nine Lakhs Eighteen Thousand Thirty Three).

g)	The execution, delivery and performance of this Agreement does not and will not conflict with, or result in a breach of, or constitute a default under any instrument to which the Company is a party or to which it is bound.

h)	Each of the Representations and Warranties contained in this Clause 6.1 are true, correct and complete, on and as of the date of this Agreement and the Closing Date, other than the representations contained in Clause 7.1(d), which by its very nature may not be true at Closing. The Company and the Promoter confirm that there will be no additional liabilities at Closing which are in excess of those set out in the audited accounts for the period ending March 31, 2015.

7.2.	Representations and Warranties relating to the Promoter:

a)	The Promoter has the legal right and full power to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

b)	There is no action, suit, proceeding, claim, arbitration or investigation pending against the Promoter, or there is no action, suit, proceeding, claim, arbitration or investigation which the Promoter intends to initiate in connection with its involvement with the Company, subject to the transaction contemplated in this Agreement being completed in the manner contemplated herein.

c)	The execution, delivery and performance of this Agreement does not and will not conflict with, or result in a breach of, or constitute a default under any instrument to which the Promoter is a party or by which it is bound.

d)	Each of the Representations and Warranties contained in Schedule 2 (regarding ownership to Sale Securities) are true, correct and complete, on and as of the date of this Agreement and the Closing Date.

e)	The Promoter represents that the Parties have obtained a valuation certificate from the Valuer stating that the fair market value of the Sale Securities is more than the Purchase Price of the Sale Securities.

7.3.	The Purchaser and MDPL acknowledge that except for the Representations and Warranties of the Promoter and the Company as set out in Clause 7.1, Clause 7.2 and Schedule 2, the Promoter has not made any other representation or warranty in relation to the Property or the Company. The Purchaser and MDPL acknowledge and agree that, except as may be expressly set forth in this Agreement, the Purchaser will acquire the Company and the Property "as is" and "where is" on the Closing Date.

7.4.	Representations, Warranties and Convenants provided by MDPL and the Purchaser:

a)	MDPL, and the Purchaser represent that the Parties have obtained a valuation certificate from the Valuer stating that the fair market value of the Sale Securities is more than the Purchase Price of the Sale Securities.

b)	MDPI_ represents that the JDA is valid and subsisting, and the Company has absolute rights to develop the Property and enjoy a 90% (ninety percent) undivided interest therein. MDPL shall cause the execution a sale deed in relation to the 10% (ten percent) undivided interest in the Property (including MDPL's rights to receive the built up area in accordance with the JDA) in the circumstances detailed in this Agreement, and MDPL has the valid right to do so.

c)	MDPL and the Purchaser represent that they have the legal right and full power to enter into and perform this Agreement and any other documents to be executed by them pursuant to or in connection with this Agreement, including the PDC.

d)	There is no action, suit, proceeding, claim, arbitration or investigation pending against MDPL and/or the Purchaser, or there is no action, suit, proceeding, claim, arbitration or investigation which MDPL and/or the Purchaser intend to initiate in connection with MDPL's involvement with the Company.

e)	The execution, delivery and performance of this Agreement does not and will not conflict with, or result in a breach of, or constitute a default under any instrument to which MDPL and/or the Purchaser is a party or by which it is bound.

f)	The Mortgaged Property and the Additional Mortgaged Property are free from any Encumbrances.

g)	Notwithstanding anything set out in this Agreement, pursuant to the custody agreement dated September 12, 2008 executed by the Company, MDPL and Amarchand & Mangaldas & Suresh A. Shroff & Co., the Company is entitled to the custody of the documents in relation to the Property in accordance with the terms of this Agreement and the Escrow Agreement.

h)	The sketch of the Mortgaged Property together with the Property is attached hereto as Schedule 10.

i)	MDPL shall be responsible to ensure that the Purchaser complies with all its obligations under the SPA (except the Purchaser's obligation to purchase the Sale Securities), this being a material understanding for the execution of the SPA and this Agreement.

8.	INDEMNITY

8.1.	Notwithstanding anything to the contrary herein contained, each of the Promoter and the Purchaser and MDPL (each an “Indemnifying Party”) hereby agrees to defend, indemnify and hold.

(i)	the Company, Purchaser and MDPL (where the Indemnifying Party is the Promoter) and

(ii)	the Promoter (where the Indemnifying Party is the Purchaser or MDPL), harmless from and against any and all direct Losses that are finally ruled by a competent court of law to have been sustained or suffered by the indemnified party and arising directly out of, or by reason of:

a)	any breach of this Agreement; or

b)	actions, claims, suits, demands, litigations and liabilities or Losses suffered by indemnified parties, arising out of, or by reason of: any facts or events occurring or any conditions existing on or before the Closing Date, other than as disclosed in the audited accounts for the financial year ending March 31 2015 or those relating to the title to the Property;

c)	any material inaccuracy in or breach of any of the Representations and Warranties, covenants, undertakings or agreements contained in, or issued pursuant to, this Agreement.

8.2.	Notwithstanding anything contained in this Agreement, the Promoter's aggregate liability in relation to any indemnification claim made by the indemnified party will not exceed the Purchase Price, if actually paid by the Purchaser. The Parties agree that if the amount of any indemnification claim made by the Purchaser exceeds an amount of 25% (twenty-five percent) of the Purchase Price, the Promoter may, at its sole discretion, seek a reversal of the transfer of the Sale Securities in accordance with applicable Laws, by repaying the Purchase Price to the Purchaser. Upon the completion of such reversal, the Promoter will hold the Sale Securities and will consequently become the owner of the Property.

9.	CONFIDENTIALITY

9.1.	The Promoter, the Other Shareholder, the Purchaser, MDPL and the Company recognize that each of them may be given and have access to confidential and proprietary information of each other. The Parties undertake not to and shall ensure that their Affiliates do not use any of such confidential information without the prior written consent of the Party owning the confidential information, and shall use their best efforts to keep confidential and not to disclose to any third party any of the other Party's confidential and proprietary information.

9.2.	It is expressly agreed that any press release by any of the Parties regarding the understanding reached between them shall be coordinated with the other Parties. The disclosures made by any Party to government or any regulatory bodies should be copied to the other Party.

10.	NOTICES

10.1.	All notices, consents or other formal communications required of the Parties hereto by this Agreement shall be in writing. All such communications shall be delivered by hand or registered post or electronic transmission, addressed to the other party at the following address or at such other address as has been notified by a Party. Such communications shall be deemed to have delivered at the time of delivery (if delivered by hand), at the time of transmission (if served by facsimile) or on the seventh business day after the date of posting (if served by prepaid post).

a)	In the case of notices to the Company:

Attention:	Mr. Yitshak Elias
Address:	New No. 45 (Old No. 76), 2nd Floor, 2nd Main Road, 41st Cross, Jayanagar 8th Block, Bangalore — 560 070
Telephone:	+91 80 4041 4400
Email:	izzie@elbitplazaindia.com

b)	In the case of notices to MDPL:

Attention:	Mr. Baaskaran S.
Address:	41, Vittal Mallya Road, Bangalore — 560 001
Telephone:	+91 80 4130 0000
Email:	baaskaran.s@mantri.in

c)	In the case of notices to the Purchaser:

Attention:	Mr. Baaskaran S.
Address:	41, Vittal Mallya Road, Bangalore — 560 001
Telephone:	+91 80 4130 0000
Email:	baaskaran.s@mantri.in

d)	In the case of notices to the Promoter:

Attention:	Mr. Oren Kolton
Address:	7 Mota Gur, Olympia C Tower, Petach Tikva, 4900102 Israel
Telephone:	+972 3 608 6000
Email:	kolton@elbitimaging.com

e)	In case of notices to the Other Shareholder:

Attention:	Mr. Oren Kolton
Address:	7 Mota Gur, Olympia C Tower, Petach Tikva, 4900102 Israel
Telephone:	+972 3 608 6000
Email:	kolton@elbitimaging.com

11.	GOVERNING LAW AND DISPUTE RESOLUTION

11.1.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of India without reference to its conflict of laws principles.

11.2	Amicable Resolution of Disputes

If any disputes arises between the Parties in respect of the validity, interpretation, implementation or alleged breach of any provision of this Agreement or regarding a question, including the questions as to whether the termination of this Agreement by one party hereto has been legitimate (a "Dispute"), the disputing parties shall attempt to first resolve such dispute or claim through discussions between senior executives of MDPI, and the Promoter.

11.3.	Arbitration

Any Dispute which is not settled by the disputing parties through negotiations, after the period of thirty (30) days from the service of a notice of dispute, shall he referred to and finally resolved by arbitration in Singapore in accordance with the rules of the London Court of International Arbitration. The Purchaser and MDPL collectively shall appoint one (1) arbitrator, the Promoter shall appoint one (1) arbitrator, and the two (2) arbitrators so appointed shall appoint the third arbitrator. The language of the arbitration shall be English. If any Party does not appoint an arbitrator within a period of 30 (thirty) days from the date on which the arbitration is referred to the London Court of International Arbitration, such arbitrator will be appointed by the London Court of International Arbitration.

If any dispute raises issues which are substantially the same as or connected with issues raised in a dispute which has already been referred to arbitration under this Agreement or the Escrow Agreement or the Existing Agreements (an "Existing Dispute"), or arises out of substantially the same facts as are the subject of an Existing Dispute (in either case, a "Related Dispute"), the arbitral tribunal appointed or to be appointed in respect of any such Existing Dispute shall also be appointed as the arbitral tribunal in respect of any Related Dispute. Any dispute as to whether or not a dispute is a Related Dispute shall be referred to, and finally resolved by, the arbitral tribunal appointed or to be appointed in respect of an Existing Dispute.

The arbitral tribunal, upon the request of one of the parties to a dispute or a party to this Agreement or the Escrow Agreement which itself wishes to be joined in any reference to arbitration proceedings in relation to a dispute, may join any party to this Agreement or the Escrow Agreement to any reference to arbitration proceedings in relation to that dispute and may make a single, final award determining all disputes between them. Each of the Parties hereby consents to be joined to any reference to arbitration proceedings in relation to any dispute at the request of a party to that dispute.

Where, pursuant to the above provisions, the same arbitral tribunal has been appointed in relation to two or more disputes, the arbitral tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the disputes, order that the whole or part of the matters at issue shall be consolidated and/or heard together upon such terms or conditions as the arbitral tribunal thinks fit.

11.4.	Enforcement

Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

11.5.	Jurisdiction

Subject to Clauses 11.2 to 11.4, the courts at Bangalore, India shall have supervisory jurisdiction in respect of this Agreement.

12.	MISCELLANEOUS PROVISIONS

12.1.	Specific Performance

In the event that a Party commits a default of the terms of this Agreement then, the non-defaulting Parties shall be entitled to such remedies, including remedies by way of damages and/or specific performance, as may be permitted under applicable Laws, in addition to their rights and remedies under this Agreement.

12.2.	Reservation of Rights

No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement by the other Parties shall in any way affect, diminish or prejudice the right of such Party to require performance of that provision and any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any right under or arising out of this Agreement, or acquiescence to or recognition of rights and/or position other than as expressly stipulated in this Agreement or unless expressly stated so by that Party in writing or in this Agreement.

12.3.	Partial Invalidity

If any provision of this Agreement or the application thereof to any person or circumstance is or becomes invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision which is valid and enforceable and most nearly gives effect to the original intent of the unenforceable provision.

12.4.	Amendment

No modification or amendment to this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing by all the Parties.

12.5.	Entire Agreement

This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter herein and supersedes and cancels any prior oral or written agreement, representation, understanding, arrangement, communication or expression of intent relating to the subject matter of this Agreement.

12.6.	Survival

The provisions of Clause 5.1, Clause 5.5, Clause 7, Clause 8, Clause 9, Clause 10, Clause 11 and this Clause 12 will survive termination of this Agreement.

12.7.	Costs and Stamp Duty

Each Party shall bear its own expenses incurred in preparing and executing this Agreement. The Purchaser shall bear the stamp duty in relation to the transfer of the Sale Securities.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above mentioned.

COMPANY

For AAYAS TRADE SERVICES PRIVATE LIMITED

/s/ Yitshak Izzie Elias
Yitshak Izzie Elias
Director

PROMOTER

For ELBIT PLAZE INDIA REAL ESTATE HOLDINGS LIMITED

/s/ Yitshak Izzie Elias
Yitshak Izzie Elias
Authorized Signatory

OTHER SHAREHOLDER

For KOYENCO LIMITED

/s/ Yitshak Izzie Elias
Yitshak Izzie Elias
Authorized Signatory

PURCHASER

For MINERVA INFRATECH PRIVATE LIMITED

/s/ Baaskaran S.
Baaskaran S.
Authorized Signatory

MDPL

For MANTRI DEVELOPERS PRIVATE LIMITED

/s/ Baaskaran S.
Baaskaran S.
Authorized Signatory

WITNESS

/s/ Hemant Kothari	/s/ Bhuvanendra K. V.
Hemant Kothari	Bhuvanendra K. V.
New No. 45 (Old No. 76), 2nd Floor,	No. 41, Vittal Mallaya Road,
2nd Main Road, 41st Cross, Jayanagar 8th Block,	Bangalore – 560 001
Bangalore – 560 070

सत्यमेव जयते

INDIA NON JUDICIAL

Government of Karnataka

e-Stamp

Certificate No.	:	IN-KA52140045684881N
Certificate Issued Date	:	06-Nov-2015 04:17 PM
Account Reference	:	SHCIL (FI)/ ka-shcil/ JC ROAD/ KA-BA
Unique Doc. Reference	:	SUBIN-KAKA-SHCIL52846549189254N
Purchased by	:	AAYAS TRADE SERVICES PVT LTD
Description of Document	:	Article 5 Agreement relating to Sale of Immoveable property
Description	:	SHARE PURCHASE AGREEMENT
Consideration Price (Rs.)	:	321,00,00,000 (Three Hundred Twenty One Crore only)
First Party	:	AAYAS TRADE SERVICES PVT LTD
Second Party	:	MANTRI DEVELOPERS PVT LTD
Stamp Duty Paid By	:	AAYAS TRADE SERVICES PVT LTD
Stamp Duty Amount(Rs.)	:	500 (Five Hundred only)

Authorised Signatory
for Stock Holding Corporation of India Ltd.

.................................Please write or type below this line.................................

MINERVA INFRA TECH PVT.

MANTRI DEVELOPERS PVT.

Aayas Trade Services P Ltd.

For Koyenco Limited

Authorised Signatory

Statutory Alert:
1. The authenticity of this Stamp Certificate should be verified at "www.shcilestamp.com". Any discrepancy in the details on this Certificate and as available on the website renders it invalid.
2. The onus of checking the legitimacy is on the users of the certificate.
3. In case of any discrepancy please inform the Competent Authority.

SUPPLEMENTAL AGREEMENT

This SUPPLEMENTAL AGREEMENT ("Supplemental Agreement") is entered into on this 2nd day of December, 2015 at Bangalore by and amongst:

AAYAS TRADE SERVICES PRIVATE LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at New No. 45 (Old No. 76), 2nd Floor, 2nd Main Road, 41st Cross, Jayanagar 8th Block, Bangalore — 560 070 (hereinafter referred to as the "Company' which expression shall, unless repugnant to the context or meaning thereof, he deemed to mean and include its successors and permitted assigns) of the FIRST PART;

AND

ELBIT PLAZA INDIA REAL ESTATE HOLDINGS LIMITED, a company incorporated under the laws of Cyprus and having its registered office at 7 Florinis Street, Greg Tower, PC 1065 Nicosia — Cyprus (hereinafter referred to as the "Promoter" which expression shall unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the SECOND PART;

AND

KOYENCO LIMITED, a company incorporated under the laws of Cyprus and having its registered office at 7 Florinis Street, Greg Tower, PC 1065 Nicosia — Cyprus (hereinafter referred to as the "Other Shareholder" which expression shall unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the THIRD PART;

AND

MANTRI DEVELOPERS PRIVATE LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at 41, Vittal Mallya Road, Bangalore 560 011 (hereinafter referred to as "MDPL", which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the FOURTH PART;

AND

MINERVA INFRATECH PRIVATE LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at 41, Vittal Mallya Road, Bangalore 560 011 (hereinafter referred to as the "Purchaser", which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the FOURTH PART

Each of the above mentioned Persons shall be individually referred to as a “Party” and collectively as “Parties”.

WHEREAS:

1.	Parties are also parties to a certain Securities Purchase Agreement dated December 02, 2015 ("Securities Purchase Agreement").

2.	Parties are entering into this Supplemental Agreement to record Parties' understanding regarding suspension of Parties' rights and obligations under the Existing Agreements subject to the terms and conditions contained herein.

All capitalized terms used herein and not defined shall have the meaning given to it in the Securities Purchase Agreement.

PARTIES HEREBY AGREE AS FOLLOWS:

1.	The Parties agree that all their respective rights, liabilities and obligations under the Existing Agreements shall stand suspended until the Closing Date, or the date of the Separation, whichever is earlier, provided that the suspension of a Party's rights under this Clause will not be binding on such Party, in the event that any other Party to the Securities Purchase Agreement breaches any of its obligations under the Securities Purchase Agreement or any other transaction document executed in connection with the Share Purchase Agreement.

2.	Upon the earlier of: (a) the Closing Date, and (b) the completion of Separation, none of the Parties shall have any claims against any of the other Parties in respect of any rights or obligations arising under the Existing Agreements.

3.	The Parties agree that where the Separation does not take place in full within 30 (thirty) days from the Long Stop Date, the Parties shall be entitled to exercise any remedy available to them under applicable law and/or contract, including enforcement of their rights under the Existing Agreements. The Company and the Promoter will also have the option to seek Separation, by obtaining a sale deed for the sale of the MDPL's 10% (ten percent) undivided interest in the Property (along with the MDPL's rights to receive the built up area in accordance with the JDA) in favour of the Company. The Company and the Promoter agree that in all circumstances where they seek an enforcement of their rights against the MDPL and/or the Purchaser, under the Securities Purchase Agreement, this Supplemental Agreement or the Existing Agreements, their claims against MDPL and/or the Purchaser shall in the cumulative be limited to either (a) an amount of Rs. 321,00,00,000 (Rupees Three Hundred Twenty-One Crores only), along with interest thereon at the rate of 11% (eleven percent) per annum compounded annually calculated from the Long Stop Date till the date of actual and full payment of all amounts by MDPL and any attorney's cost incurred by the Company and the Promoter in enforcing their rights under this Agreement, or (b) the Company enjoying all rights, title and peaceful possession of the Property and the Mortgaged Property and the Additional Mortgaged Property (if applicable).

4.	The Parties agree and acknowledge that the amounts paid to the Company by MDPL pursuant to Clause 5.2 of the SPA (by encashment of the PDC) shall be set off against the amounts received by MDPL from the Company pursuant to the Existing Agreements. The Parties agree and acknowledge that the amounts payable by the Company to MDPL pursuant to Clause 5.5(c) and Clause 5.5(d) of the SPA, and the amounts received by the Company pursuant to Clause 5.5(e) of the SPA, shall be set off against the amounts received by MDPL from the Company pursuant to the Existing Agreements.

5.	This Supplemental Agreement shall constitute an integral part of the main agreement.

6.	Governing Law and Dispute Resolution

6.1	Governing Law

This Agreement shall 5be governed by and construed in accordance with the laws of India without reference to its conflict of laws principles.

6.2	Amicable Resolution of Disputes

If any dispute arises between the Parties in respect of the validity, interpretation, implementation or alleged breach of any provision of this Agreement or regarding a question, including the questions as to whether the termination of this Agreement by one party hereto has been legitimate (a "Dispute"), the disputing parties shall attempt to first resolve such dispute or claim through discussions between senior executives of MDPL/ Purchaser and the Promoter.

6.3	Arbitration

Any Dispute which is not settled by the disputing parties through negotiations, after the period of thirty (30) days from the service of a notice of dispute, shall be referred to and finally resolved by arbitration in Singapore in accordance with the rules of the London Court of International Arbitration. The Purchaser and MDPL collectively shall appoint one (1) arbitrator, the Promoter shall appoint one (1) arbitrator, and the two (2) arbitrators so appointed shall appoint the third arbitrator. The language of the arbitration shall be English.

If any Party raises issues which are substantially the same as or connected with issues raised in a dispute which has already been referred to arbitration under this Supplemental Agreement, Securities Purchase Agreement or the Escrow Agreement or (an "Existing Dispute"), or arises out of substantially the same facts as are the subject of an Existing Dispute (in either case, a "Related Dispute"), the arbitral tribunal appointed or to be appointed in respect of any such Existing Dispute shall also be appointed as the arbitral tribunal in respect of any Related Dispute. Any dispute as to whether or not a dispute is a Related Dispute shall be referred to, and finally resolved by, the arbitral tribunal appointed or to be appointed in respect of an Existing Dispute.

The arbitral tribunal, upon the request of one of the parties to a dispute or a party to the Securities Purchase Agreement. this Supplemental Agreement or the Escrow Agreement which itself wishes to be joined in any reference to arbitration proceedings in relation to a dispute, may join any party to this Agreement or the Escrow Agreement to any reference to arbitration proceedings in relation to that dispute and may make a single, final award determining all disputes between them. Each of the Parties hereby consents to be joined to any reference to arbitration proceedings in relation to any dispute at the request of a party to that dispute.

Where, pursuant to the above provisions, the same arbitral tribunal has been appointed in relation to two or more disputes, the arbitral tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the disputes, order that the whole or part of the matters at issue shall be consolidated and/or heard together upon such terms or conditions as the arbitral tribunal thinks fit.

6.4	Enforcement

Judgement upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

6.5	Jurisdiction

Subject to Clauses 6.2 to 6.4, the courts at Bangalore, India shall have supervisory jurisdiction in respect of this Agreement.

7.	Miscellaneous

The following provisions of the Securities Purchase Agreement shall apply mutatis mutandis to this Supplemental Agreement, as if set out specifically herein and incorporated into this Agreement:

a)	Clause 9 (Confidentiality);
b)	Clause 10 (Notices);
c)	Clause 12 (Miscellaneous Provisions).

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above mentioned.

COMPANY
For AAYAS TRADE SERVICES PRIVATE LIMITED

/s/ Yitshak Izzie Elias
Yitshak Izzie Elias
Director

For ELBIT PLAZE INDIA REAL ESTATE HOLDINGS LIMITED

/s/ Yitshak Izzie Elias
Yitshak Izzie Elias
Authorized Signatory

OTHER SHAREHOLDER
For KOYENCO LIMITED

/s/ Yitshak Izzie Elias
Yitshak Izzie Elias
Authorized Signatory

MDPL
For MANTRI DEVELOPERS PRIVATE LIMITED

/s/ Baaskaran S.
Baaskaran S.
Authorized Signatory

PURCHASER
For MINERVA INFRATECH PRIVATE LIMITED

/s/ Baaskaran S.
Baaskaran S.
Authorized Signatory

WITNESS

/s/ Hemant Kothari	/s/ Bhuvanendra K. V.
Hemant Kothari	Bhuvanendra K. V.
New No. 45 (Old No. 76), 2nd Floor,	No. 41, Vittal Mallaya Road,
2nd Main Road, 41st Cross, Jayanagar 8th Block,	Bangalore – 560 001
Bangalore – 560 070